CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Russell Exchange Traded Funds Trust and to the use of our report dated February 16, 2011 on One Fund’s (a series of shares of beneficial interest of U.S. One Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in One Fund’s 2010 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 26, 2011